EXHIBIT 10.4 — Schedule of Named Executive Officers Compensation
On December 18, 2007, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2008 annual base salaries of the named executive officers and approved the bonus amounts payable to the named executive officers for 2007. These amounts are set forth in the table below.

Name and Principal Position	2007 Bonus Award	2008 Base Salary
Donald E. Smith	$160,000	$580,987
President and Chairman of the Corporation; Chairman of First Financial Bank, NA

Norman L. Lowery	$150,000	$467,960
Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA

Michael A. Carty	$20,000	$187,304
CFO, Secretary and Treasurer of the Corporation; Senior Vice President and CFO of First Financial Bank, NA

Richard O. White	$12,000	$157,630
Senior Vice President of First Financial Bank, NA

Thomas S. Clary	$15,000	$156,499
Senior Vice President and CCO of First Financial Bank, NA